Exhibit 10.7
CA, Inc.
Summary description of special retirement vesting provisions available to certain
Senior Management
     On May 19, 2009, the Compensation and Human Resources Committee of the Board of Directors of CA, Inc. (the “Company”) approved an amendment to the vesting terms for the one-year performance award agreements and three-year performance award agreements under Section 4.6 of the Company’s 2002 Incentive Plan (Amended and Restated Effective as of April 27, 2007) and the Company’s 2007 Incentive Plan, respectively, to certain members of senior management (the “Participants”) who have recently retired.
     Under the amendment, with respect to the Participants’ outstanding one-year performance share awards, such shares will vest 70% on the date of delivery of the shares, with the remaining shares being forfeited after retirement, instead of one-third of such shares vesting on the date of delivery, with the remaining shares being forfeited upon retirement.
     Under the amendment, with respect to the Participants’ outstanding three-year performance share awards, such shares will vest at the end of the applicable performance cycle based upon actual performance achieved over the entire performance cycle and will prorated based on the number of days employed from the beginning of the applicable performance cycle through the date of such Participant’s retirement, instead of any unvested shares being forfeited upon retirement.